EXHIBIT 99.1
BELDEN AND BLAKE CORPORATION
AUDIT COMMITTEE CHARTER
AS AMENDED AND APPROVED BY THE AUDIT COMMITTEE AND BOARD OF
DIRECTORS ON MARCH 27, 2006
The Board of Directors (the “Board”) of Belden & Blake Corporation (the “Company”) shall function as the Audit Committee (the “Committee”) with authority, responsibility and specific duties as described in this Audit Committee Charter.
Organization
This charter governs the operations of the Committee. The Committee shall review, reassess and approve this charter at least annually.
Members of the Committee shall not accept any consulting, advisory, or other compensatory fee from the Company. If a member of the Committee serves on more than three audit committees of public companies (including the Committee), prior to appointing that member to the Committee, the Committee shall determine that such person’s membership on other audit committees will not impair that person’s ability to serve effectively on the Committee. The Chairperson of the Committee shall be the Chairman of the Board of Directors unless otherwise selected by the affirmative vote of the majority of the Committee. Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.
Purposes
The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to:
•	the integrity of the Company’s financial statements;

•	the Company’s financial reporting process;

•	the Company’s systems of internal accounting and financial controls;

•	the performance of the independent auditors;

•	the independent auditor’s qualifications and independence;

•	the Company’s compliance with ethics policies and legal and regulatory requirements.
In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, and management of the Company.
In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.
Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process. While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.
The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.
The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting.
The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee; provided that the decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.
The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.
Periodically, but at least annually, the Committee shall obtain and review a report by the independent auditors regarding all relationships between the independent auditor and the Company that may impact the independent auditors’ objectivity and independent. The report shall describe:
•	The independent auditor’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company.
This review shall include an evaluation the qualifications, performance and independence of the independent auditor, including a consideration of whether such independent auditor’s quality controls are adequate, and a review of the lead partner of the independent auditor. In making its evaluation, the Committee shall account for the opinions of management. The Committee shall ensure the regular rotation of the lead auditor partner as required by law, and the Committee shall consider whether it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.
The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the applicable laws and regulations.
The Committee shall discuss with the independent auditors the overall scope and plans for their audits. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct).
The Committee shall meet separately periodically with management and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.
The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.
The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.
The Committee shall review and discuss earnings press releases or Form 8-K’s filed under Regulation F-D, as well as financial information and earnings guidance provided to analysts and rating agencies.
The Committee shall review the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the quarterly review, annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairperson of the Committee may represent the entire Committee for the purposes of this review.
The Committee shall review the disclosures made by the Company’s chief executive officer and chief financial officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.
The Committee shall review and approve all material related party transactions.
The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.
The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.
Procedures
The Committee will meet at the call of its Chairperson, two or more members of the Committee, or the Chairperson of the Board. The Committee will meet at least quarterly, or more frequently as necessary to carry out its responsibilities. At these meetings, the Committee should meet with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee will also meet with management and the independent auditors prior to the release of the Company’s quarterly or annual earnings to discuss the results of the quarterly review or audit as applicable.
The Chairperson and/or management of the Company may call additional meetings as deemed necessary. In addition, the Committee will make itself available to the independent auditors of the Company as requested by such independent auditors.
All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee, including committee actions and recommendations, shall be made to the Board at its next regularly scheduled meeting following the Committee meeting.
A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of a meeting.
Each year, the Committee shall review the need for changes in this charter and recommend any proposed changes to the Board for approval.
Each member of the Committee shall be paid the fee set by the Board, if any, for his or her services as a member of, or Chairperson of, the Committee.

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